Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement"), dated March 1, 2006, between EVCI Career Colleges Holding Corp., a Delaware corporation ("EVCI"), and Joseph D. Alperin("Executive").

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Duties.

1.1  EVCI hereby employs Executive as its General Counsel and Vice President for Corporate Affairs. In such capacities, Executive shall report directly to EVCI's Chief Executive Officer (the “CEO") and, as is necessary and appropriate, to EVCI's chairman of the board of directors (the “Chairman”) and EVCI’s board of directors (“EVCI Board”).

1.2  As General Counsel of EVCI, Executive agrees to perform and discharge such duties and responsibilities as are appropriate for the general counsel of corporations with the financial, personnel and other resources that are similar to that of EVCI, including preparing and filing reports required to be filed with the Securities and Exchange Commission and other federal and state regulatory authorities and otherwise dealing with such authorities; negotiating, drafting and closing agreements relating to EVCI's internal operations and activities; helping to identify acquisition candidates and negotiating, drafting and closing acquisitions; and generally advising EVCI's management with respect to EVCI's compliance with applicable laws, rules and regulations.

As Vice President for Corporate Affairs, Executive shall function in a business capacity by performing such duties and responsibilities as are assigned to him by the CEO relating to the business and affairs of EVCI and its subsidiaries, including assisting the CEO with strategies relating to operations and performing such other tasks and functions as the CEO deems reasonably necessary and appropriate under the circumstances.

The general counsel of EVCI’s subsidiaries shall not report to Executive except as directed by the CEO but shall consult and collaborate with Executive as such counsel and Executive shall deem necessary and appropriate from time-to-time.

Executive shall devote his full business time to, and shall use his best efforts in, the performance of such duties and responsibilities.

  2. Compensation.

2.1 For his services pursuant to this Agreement, EVCI will pay Executive a salary at the annual rate of $260,000 ("Salary").

2.2 EVCI will pay Executive each bonus, if any, that may be awarded to Executive by the Board, or the compensation committee of the Board, in its sole discretion. In this regard, during the last quarter of each calendar year, the CEO and Chairman will evaluate Executive’s performance during the immediately preceding year of the Employment Term and will make recommendations to the EVCI Board or such committee of bonuses, if any, to be granted to Executive by the payment of cash and/ or the grant of options and/ or restricted stock awards under EVCI’s incentive stock plans that are in effect and have been approved by EVCI’s stockholders in accordance with applicable regulatory requirements.

For Executive’s performance during 2005, as generally described herein and in more detail pursuant to a separate agreement dated today, EVCI and Executive are confirming the terms of the award to Executive, under EVCI’s Amended and Restated 2004 Incentive Stock Plan, of a stock bonus of 100,000 shares of EVCI’s common stock, which shall vest and become non-forfeitable, on a cumulative basis as to 50 percent of the shares covered thereby on December 29, 2006 and as to 25 percent of the shares covered thereby on each February 28, 2008 and 2009 provided that on each such date Executive has remained continuously employed by EVCI from today through such dates, subject to accelerated vesting as provided in such separate agreement.

2.3 As an incentive for Executive to enter into this Agreement, EVCI agrees to pay Executive a cash bonus of $75,000 (the “Cash Bonus”) within ten days after EVCI shall have determined that its cash resources reasonably permit the payment of the Cash Bonus. The Cash Bonus shall be paid to Executive prior to, or simultaneously with, the payment of any cash bonus to any other officer of EVCI or any of its subsidiaries and even if the Employment Term has terminated for any reason.

3. Employment Term. The term of Executive's employment (the "Employment Term") will commence as of the date first written above and, unless sooner terminated as provided in Section 5, will end on February 28, 2009.

4. Benefits, Payments and Withholding.

4.1 Executive will be entitled to vacation of 25 days, 28 days and 30 days per year in 2006, 2007 and 2008, respectively, and holidays and sick days in accordance with EVCI's policy, during which Executive will be entitled to the full compensation and Benefits (as defined in Section 4.2) otherwise payable hereunder.

4.2 Executive may participate, on the same basis and subject to the same qualifications as other executive personnel (exclusive of the founders, Dr. Arol I. Buntzman and Dr. John J. McGrath) of EVCI, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies EVCI provides with respect to its executive personnel (collectively, the "Benefits").

4.3 EVCI will pay or promptly reimburse Executive, in accordance with EVCI's normal policies and procedures for its executive personnel, for all allowances and expenses provided for hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in the performance of his duties hereunder.

4.4 EVCI will pay the Salary at the biweekly rate of $10,000 and may withhold from the Salary, the Benefits and any other compensation provided to Executive hereunder, all Federal, state and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

4.5 EVCI shall pay for Executive's CLE courses, in accordance with its current policy and shall pay for such legal publications as Executive reasonably determines are necessary for Executive's performance of his duties as General Counsel. In addition, EVCI shall pay the costs and disbursements of outside legal counsel recommended by Executive and approved by the CEO and/ or EVCI’s Board or audit committee thereof, to perform such services as Executive and the CEO determine are necessary and appropriate.

4.6 Executive shall receive a car allowance of $600 per month.

5. Termination and Severance Benefits.

5.1 Termination by EVCI and Resignation by Executive. EVCI’s Board may terminate Executive's employment with EVCI, with or without Cause (as defined in Section 5.5). Termination with Cause shall be effective immediately and termination without Cause shall be effective upon 30 days prior written notice to Executive. Executive may voluntarily resign his employment with EVCI, with Good Reason (as defined in Section 5.5), upon 30 days prior written notice to EVCI.

5.2 Compensation Upon Termination Without Cause or Upon Resignation with Good Reason. If EVCI’s Board terminates Executive's employment hereunder for any reason other than Cause or Executive's death or Permanent Disability (as defined in Section 5.5), or if Executive voluntarily resigns his employment with EVCI with Good Reason (the effective date of the first to occur of such termination or his resignation being the "Termination Date"), then (a) Executive shall be entitled to receive (i) the Salary and Benefits accrued prior to the Termination Date and (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the Termination Date and (b) after the Termination Date, EVCI will also continue (i) to pay the Salary, in equal biweekly payments, to Executive throughout the greater of 24 months or the unexpired portion of the Employment Term and (ii) continue for Executive and his spouse and dependent children, if any, the health insurance coverage and medical and dental reimbursement referred to in Section 4.2 for 24 months after the Termination Date. Executive shall be under no duty to seek other employment following termination but any amounts earned by him in connection with other full-time employment shall reduce and offset the amounts otherwise owing hereunder.

5.3 Compensation Upon Resignation Without Good Reason or Upon Termination for Cause. If Executive breaches this Agreement by voluntarily resigning his employment with EVCI without Good Reason or Executive's employment is terminated for Cause, then Executive shall only be entitled to receive, except as otherwise required by law, the Salary and Benefits accrued prior to the effective date of the first to occur of his resignation or such termination, and reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the effective date of his resignation or such termination of his employment. Nothing in this Section 5.3 shall create any implication that EVCI is waiving any remedy EVCI may have for breach by Executive of this Agreement.

5.4 Compensation Upon Death or Permanent Disability. If Executive dies or suffers a Permanent Disability, then EVCI will (i) promptly pay Executive or his estate, in one lump sum, four months' Salary and (ii) continue for Executive's spouse and dependent children (if Executive has died) and for Executive and his spouse and dependent children (if Executive suffers a Permanent Disability), all of the Benefits that they were receiving at the time of his death or Permanent Disability, for eight months after Executive's death or Permanent Disability.

5.5 Definitions.

"Cause" Shall be limited to (a) Executive’s failure to carry out a reasonable and lawful order of the Board of Directors or CEO that is within the scope of Executive’s duties, responsibilities and workload under this Agreement, which failure has a material adverse effect on EVCI and its subsidiaries taken as a whole, (b) a breach by Executive of this Agreement having a material adverse effect on EVCI and its subsidiaries taken as a whole or (c) Executive’s conviction of a felony; provided, however, that any action or failure to act by Executive shall not constitute “Cause” if, in good faith, Executive reasonably believed such action or failure to act to be in or not opposed to the best interest of EVCI and its subsidiaries taken as a whole, or if Executive shall be entitled, under applicable law or the charter or bylaws of or an indemnification agreement with, EVCI, to be indemnified by EVCI with respect to such action or failure to act. Termination of Executive for Cause shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds of the entire membership of EVCI’s Board at a meeting of the EVCI Board called and held for the purpose (after reasonable notice to Executive and reasonable opportunity for Executive, together with Executive’s counsel, to be heard before the EVCI Board prior to such vote), finding that in the good faith opinion of the EVCI Board, Executive was guilty of the conduct set forth in the first sentence of this definition of “Cause” and specifying the particulars thereof in detail. In the case of a purported termination pursuant to clauses (a) or (b) of this definition of Cause, Executive shall first be given written notice by EVCI of the alleged failure or breach and shall have twenty business days to cure such failure or breach and, if so cured within this twenty business day period, then Cause shall not be deemed to exist in respect of such failure or breach. For purposes of this Agreement, no such purported termination of Executive’s employment shall be effective without such Notice of Termination.

"Good Reason" means a breach by EVCI of any of its material agreements contained herein, and the continuation of such breach for twenty business days after notice thereof is given to EVCI. Good reason shall also include the change of Executive’s place of employment to a location that, if not mid-town Manhattan, is more than 20 miles from EVCI’s executive offices on the date of this Agreement or to a location that is different than the place of employment of either EVCI’s Chairman or Chief Executive Officer. Good Reason does not include the death or Permanent Disability of Executive.

"Permanent Disability" means the inability of Executive to perform his duties hereunder, as a result of any physical or mental incapacity, for 30 consecutive days or 60 days during any twelve-month period, as determined by the Board.

6. Covenants Not to Compete.

6.1 Executive agrees that for 18 months following termination of his employment with EVCI he will not, without EVCI's prior written approval, engage in any business activities that are competitive with any of the business activities then being conducted by EVCI within 75 miles of any college, school or office operated by EVCI.

6.2 During the 18 months following termination of his employment with EVCI, Executive shall not without the permission of EVCI, directly or indirectly, hire any employee of EVCI, or solicit or induce, or authorize any other person to solicit or induce, any employee of EVCI to leave such employ during the period of such employee’s employment with EVCI or within six-months following such employee's termination of employment with EVCI.

6.3 Sections 6.1 and 6.2 shall not apply to a termination of Executive's employment pursuant to Section 5.2.

7. Covenant Regarding Confidentiality. All confidential information about the business and affairs of EVCI (including, without limitation, its secrets and information about its services, methods, business plans, technology and advertising programs and plans) constitutes "EVCI Confidential Information." Executive acknowledges that he will have access to, and knowledge of, EVCI Confidential Information, and that improper use or disclosure of EVCI Confidential Information by Executive, whether during or after the termination of his employment by EVCI, could cause serious injury to the business of EVCI. Accordingly, Executive agrees that he will forever keep secret and inviolate all EVCI Confidential Information which has or shall come into his possession and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss EVCI Confidential Information with any other person or organization, all for so long as EVCI Confidential Information is not generally known by, or accessible to, the public.

8. General.

8.1 This Agreement will be construed, interpreted and governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

8.2 The provisions set forth in Sections 2.3, 5.2, 5.3, 5.4, 6, 7 and 8 shall survive termination of this Agreement. All reference to EVCI in Sections 6 and 7 include EVCI's subsidiaries and other affiliates, if any.

8.3 This Agreement will extend to and be binding upon Executive, his legal representatives, heirs and distributees, and upon EVCI, its successors and assigns regardless of any change in the business structure of EVCI, be it through spin-offs merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Executive may not assign any of his duties or obligations hereunder.

8.4 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Any and all prior agreements between the parties written or oral relating to Executive's employment by EVCI are of no further force or effect.

8.5 The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.

8.6 All notices pursuant to this Agreement shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to EVCI at its principal executive office and to Executive at his home address as it appears in EVCI's personnel records.

8.7 The parties agree that, in the event of any breach or violation of this Agreement, such breach of violation will result in immediate and irreparable injury and harm to the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorneys fees and costs incurred in obtaining any such relief.

8.8 The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

8.9 This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

EVCI CAREER COLLEGES HOLDING CORP.

By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath
Title: Chief Executive Officer and President

By:	/s/ Joseph D. Alperin
Joseph D. Alperin